Exhibit 99.(n)(2)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-2 of iDirect Private Markets Fund of our report dated May 29, 2026, relating to the consolidated financial statements and consolidated financial highlights which appears in iDirect Private Markets Fund’s Certified Shareholder Report on Form N-CSR for the year ended March 31, 2026. We also consent to the references to us under the headings "Independent Registered Public Accounting Firm" and "Consolidated Financial Highlights" in such Registration Statement.

/s/PricewaterhouseCoopers LLP

New York, New York

July 29, 2026